Exhibit 4.10

THE TELECOM EXECUTIVE EQUITY INCENTIVE SCHEME – 2012

EXECUTIVE EQUITY INCENTIVE SCHEME 2012

TABLE OF CONTENTS

1	Background	1
2	Interpretation	1
3	Term of Scheme	3
4	Grants	3
5	Rejection of Grant	4
	Opportunity to reject Grant	4
	Acknowledgement	4
6	Redeemable Ordinary Shares Acquired	4
	Number of Redeemable Ordinary Shares	4
7	Modified agreement	5
	Substitution	5
	Issue of Redeemable Ordinary Shares	5
	Withdrawal of consent	5
	Grant of Cash in Extraordinary Circumstances	5
8	Redeemable Ordinary Shares	6
	Issue dates	6
	Terms of Issue	6
	Redeemable Ordinary Shares rank equally	6
	Reclassification	6
9	Restrictions	6
	No divestment	6
	Termination of Employment	6
10	Amendment	7
11	Complete Acquisition, Fundamental Change or Business Sale	8
12	Capital Restructure	8
13	Miscellaneous	9
	Telecom	9
	Delegation	10
	Fractions	10
	Entire agreement	10
	Delay	10
	Disputes	10
	Notices	10

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	1

Date: 3 May 2012

1	Background

1.1	This is the Telecom Executive Equity Incentive Scheme 2012 (the Scheme).

2	Interpretation

2.1	In this document, unless the context otherwise requires:

Board means the board of directors of Telecom from time to time

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the NZSX or any other stock exchange on which Shares (or American Depositary Receipts in respect of Shares) are quoted, and/or any statute or regulation

Business Day means a day on which the NZSX is open for trading

Business Sale means, in respect of an Eligible Individual:

(i)	the Telecom subsidiary by which that Eligible Individual is employed ceases to be a member of the Group; or

(ii)	the business in which that Eligible Individual is employed is disposed of to a person who is not a member of the Group, or to a person who ceases to be a member of the Group, and the Eligible Individual, as a result of that disposal, becomes an employee of that person or of an associate of that person

Complete Acquisition means any transaction or arrangement which has one of the following results:

(i)	any person becomes entitled to exercise a right of compulsory acquisition in respect of Shares; or

(ii)	all of the Shares are acquired by a person, or by a person and that person’s associates; or

(iii)	all of the Shares are cancelled, cease to exist, or are transferred or exchanged, and, in substitution for Shares, Shareholders receive or are to receive cash, securities, or other benefits

Eligible Individuals means any executive of Telecom and/or its subsidiaries, and any other person or persons, determined by the Board to be eligible to participate in the Scheme from time to time

Employment means employment by Telecom or one of its subsidiaries and Employed shall have a corresponding meaning

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	2

Fundamental Change means the occurrence of one of the following events:

(i)	control of 50% or more of the voting rights in Telecom is held by one person or by one person and that person’s associates; or

(ii)	all or a material part of the business of the Group is disposed of to a person not a member of the Group by one transaction or a series of related transactions, or any reconstruction or merger affecting Telecom occurs (not being a Complete Acquisition), and as a result of that disposal, reconstruction, or merger there is in the opinion of the Board a change in the essential nature of the business of the Group

Grant means a grant under this Scheme

Grant Letter has the meaning given in clause 4.1

Grant Value means the gross amount of a Grant made to an Eligible Individual under this Scheme

Group means Telecom and its subsidiaries

Net Amount has the meaning given in clause 7.2

NZSX means the main board New Zealand equity securities market operated by NZX Limited

Redeemable Ordinary Shares means a redeemable ordinary share in Telecom having the rights and terms outlined in this Scheme

Redundancy means the termination of Employment of an Eligible Individual by reason of that Eligible Individual’s position becoming surplus to the requirements of the Group, or any other involuntary termination of an Eligible Individual’s Employment which the Board in its discretion determines constitutes redundancy, but does not include termination of Employment in the course of a Business Sale

Restricted Period in respect of Redeemable Ordinary Shares, means the period commencing on the date of issue of the Redeemable Ordinary Shares and ending on the date specified as such in the Grant Letter

Scheme means the Telecom Executive Equity Incentive Scheme 2012 recorded in this document as amended from time to time

Share means an ordinary share in Telecom

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	3

Shareholder Approval means approval by an ordinary resolution of shareholders of Telecom

Telecom means Telecom Corporation of New Zealand Limited.

2.2	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	where more than one Eligible Individual has received Grants, and/or an Eligible Individual has received multiple Grants, under the Scheme, this Scheme shall be read so as to apply separately in respect of each such Eligible Individual and Grant;

(d)	a reference to amend includes modify, delete, add and vary;

(e)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(f)	if anything is required to be done on a day which is not a Business Day, then it shall be effectually done on the next Business Day;

(g)	a reference to a person includes that person’s successors and permitted assigns;

(h)	a reference to all or any part of a statute includes that statute as amended, consolidated, re-enacted or replaced from time to time; and

(i)	headings are inserted for convenience only and shall be ignored in interpretation.

3	Term of Scheme

3.1	The Scheme will operate until terminated by Telecom in accordance with this document.

4	Grants

4.1	The Board may, in its absolute discretion, make a Grant to an Eligible Individual. The Board will promptly provide a grant letter to each Eligible Individual when a Grant is made to him or her (Grant Letter). Each Grant Letter will:

(a)	enclose a copy of the terms of the Scheme (if such terms have not previously been provided to the Eligible Individual);

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	4

(b)	specify the Grant Value and the Restricted Period;

(c)	specify a period of not more than 30 Business Days from the date of the Grant Letter during which the Eligible Individual may reject the Grant.

4.2	The Grant Value will be determined by the Board in its absolute discretion, having regard to (without limitation) the Eligible Individual’s performance against target performance levels in the prior financial year under any short term incentive scheme applicable to that Eligible Individual.

5	Rejection of Grant

Opportunity to reject Grant

5.1	An Eligible Individual may reject a Grant by giving the Board written notice within the period specified in the Grant Letter. If the Eligible Individual rejects a Grant, the Grant will immediately be cancelled and be of no effect.

Acknowledgement

5.2	In retaining a Grant (and electing not to reject the Grant pursuant to clause 5.1), the Eligible Individual acknowledges and agrees that:

(a)	the terms of the Scheme are binding; and

(b)	participation in the Scheme does not affect the terms of their Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that the Eligible Individual’s Employment will continue until and/or beyond the completion of the Restricted Period.

6	Redeemable Ordinary Shares Acquired

6.1	Subject to clause 7.4, the Eligible Individual will receive the number of Redeemable Ordinary Shares calculated under (as applicable) clause 6.2 or 7.2.

Number of Redeemable Ordinary Shares

6.2	Subject to clause 7, for the purpose of clause 6.1, Telecom will issue to the Eligible Individual the number of Redeemable Ordinary Shares determined by this formula:

n = a

      b

where:

n = number of Redeemable Ordinary Shares to be issued

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	5

a = the Grant Value

b = the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the effective date of issue of the Redeemable Ordinary Shares.

7	Modified agreement

Substitution

7.1	Unless the Eligible Individual notifies Telecom under clause 7.3, clause 7.2 will apply instead of clause 6.2.

Issue of Redeemable Ordinary Shares

7.2	Subject to clause 7.3, for the purpose of clause 6.1, Telecom will pay the Eligible Individual the Grant Value (less all withholdings legally required to be made, including by way of PAYE, ACC deductions and any contribution to KiwiSaver by or in respect of the Eligible Individual (Net Amount)) and apply that Net Amount (at the Eligible Individual’s deemed direction) directly to the subscription for Redeemable Ordinary Shares by the Eligible Individual (discharging fully the Eligible Individual’s obligation to pay for the Redeemable Ordinary Shares). Telecom will determine the number of Redeemable Ordinary Shares to be issued by dividing the Net Amount by the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the effective date of issue of the Redeemable Ordinary Shares.

Withdrawal of consent

7.3	The Eligible Individual may withdraw his or her consent to the arrangements under clause 7.2 by giving notice of withdrawal to Telecom within 5 Business Days after the date of the Grant Letter. On withdrawal of consent, clause 6.2 will apply.

Grant of Cash in Extraordinary Circumstances

7.4	Where the Board, in its sole discretion, so determines (which, without limiting the foregoing, may include where Shareholder Approval of the issue of Redeemable Ordinary Shares to the Eligible Individual is required but not obtained, or where the Board considers that issuing Redeemable Ordinary Shares to the Eligible Individual could give rise to a Breach), 100% of the Grant Value in any financial year (less all withholdings legally required to be made, including by way of PAYE, ACC deductions and any contribution to KiwiSaver by or in respect of the Eligible Individual) will be received by the Eligible Individual in cash.

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	6

8	Redeemable Ordinary Shares

Issue dates

8.1	Redeemable Ordinary Shares will be issued as soon as practicable after the Eligible Individual accepts the Grant, subject to the other provisions of this document.

Terms of Issue

8.2	Redeemable Ordinary Shares shall have the rights and terms of Shares in the Company except that the Redeemable Ordinary Shares shall be redeemable in accordance with section 75 of the Companies Act 1993, and shall reclassify into Shares, in accordance with this Scheme.

Redeemable Ordinary Shares rank equally

8.3	Redeemable Ordinary Shares issued to the Eligible Individual under the Scheme will be credited as fully paid and will rank equally in all respects with all Shares and other Redeemable Ordinary Shares at the effective date of issue, except for any dividend declared where the record date occurs before the effective date of issue.

Reclassification

8.4	The Redeemable Ordinary Shares will be automatically reclassified into Shares and will accordingly cease to be redeemable in the following circumstances:

(a)	at the end of the Restricted Period; and

(b)	in accordance with clauses 9 and/or 11.

8.5	Telecom will seek quotation of the resulting Shares on the NZSX as soon as reasonably practicable following the reclassification of Redeemable Ordinary Shares.

9	Restrictions

No divestment

9.1	The Eligible Individual may not transfer, assign, or otherwise dispose of or create any interest (including any security, legal or equitable interest) in a Redeemable Ordinary Share issued under the Scheme during the Restricted Period, subject to clause 9.2.

Termination of Employment

9.2	If the Eligible Individual ceases to be Employed (unless the Eligible Individual immediately assumes further Employment or is on non-permanent leave of absence with employer approval) during the Restricted Period, then all Redeemable Ordinary Shares shall immediately be automatically redeemed for an aggregate redemption amount of NZ$1, subject to clauses 9.3 and 11.

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	7

9.3	If the Eligible Individual’s cessation of Employment:

(a)	is caused by the Eligible Individual’s Redundancy, death or total and permanent disablement; and

(b)	occurs on or after the date which is half way through the Restricted Period of any Redeemable Ordinary Shares (“Specified Redeemable Ordinary Shares”),

then the Board may (but has no obligation whatever to) determine that the number of Specified Redeemable Ordinary Shares calculated in accordance with the following formula shall be reclassified into Shares under clause 8.4 (before any redemption under clause 9.2). Any Redeemable Ordinary Shares not reclassified under this clause 9.3 shall be automatically redeemed in accordance with clause 9.2.

A = B x

Where:

A	is the number of Specified Redeemable Ordinary Shares which will reclassify into Shares

B	is the total number of Specified Redeemable Ordinary Shares held by the Eligible Individual

N	is the number of days from the issue date of the Specified Redeemable Ordinary Shares to the date that the Eligible Individual ceases Employment

T	is the total number of days from the issue date of the Specified Redeemable Ordinary Shares to the end of the Restricted Period of the Specified Redeemable Ordinary Shares.

10	Amendment

10.1	Telecom may from time to time, subject to clause 10.2:

(a)	vary any term of an Eligible Individual’s participation in the Scheme, with the agreement of the Eligible Individual; or

(b)	amend the Scheme, if it considers that:

(i)	the interests of Eligible Individuals are not materially prejudiced; or

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	8

(ii)	the amendment is fair and appropriate having regard to the proper interests of Eligible Individuals, Telecom, and/or shareholders of Telecom;

(c)	terminate the Scheme.

10.2	Telecom:

(a)	may not amend the Scheme (or vary any term of an Eligible Individual’s participation in the Scheme) if this would give rise to a Breach; but

(b)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

10.3	Telecom will give notice of any amendment to or termination of the Scheme to all Eligible Individuals affected.

11	Complete Acquisition, Fundamental Change or Business Sale

11.1	If:

(a)	a Complete Acquisition occurs, or the Board determines in its absolute discretion that a Complete Acquisition is likely to occur;

(b)	a Fundamental Change occurs, or the Board determines in its absolute discretion that a Fundamental change is likely to occur;

(c)	a Business Sale occurs, or if the Board determines in its absolute discretion that a Business Sale is likely to occur,

the Board may (in its absolute discretion) determine that some or all of the Redeemable Ordinary Shares shall reclassify under clause 8.4.

12	Capital Restructure

12.1	It is intended that Redeemable Ordinary Shares (having materially the same rights and terms as Shares in Telecom) will participate in any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, Capital Change, disposal of businesses or assets of the Group (“Capital Event”) on the same basis as Shares. However, if:

(a)	there occurs any Capital Event, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, Eligible Individuals or Telecom in respect of the Scheme (collectively an “Event”); and

(b)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to Eligible Individuals or to Telecom or to both,

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	9

the Board may make such alterations to the rights, obligations, or benefits of Eligible Individuals or Telecom and/or take or cause Telecom to take such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event.

12.2	For the purposes of this clause

Bonus Issue means:

(a)	any distribution or allocation of securities or other benefits (other than cash) to Shareholders for which Shareholders are not to provide consideration, including by way of dividend, capital return, capital reduction, otherwise or any combination thereof; or

(b)	any cash dividend, capital return, capital reduction, other distribution or allocation or any combination thereof, to the extent that it is mandatory that the cash entitlement arising as a result be applied to the purchase of securities or other benefits (other than cash) from Telecom

Capital Change means a Rights Offer, Bonus Issue, Capital Return, or any other reconstruction of, or adjustment to, the capital or capital structure of Telecom of any nature

Capital Return means any payment of cash to Shareholders which is, or is to be, accompanied by a reduction in the number of Shares, or the proportion of economic interest in Telecom, held by Shareholders to which the Capital Return applies, but does not include a payment of cash which is covered by paragraph (b) of the definition of Bonus Issue

Rights Offer means any offer of securities or benefits to Shareholders for which Shareholders are to provide consideration, but not including any offer of securities or benefits to Shareholders that is covered by paragraph (b) of the definition of Bonus Issue

13	Miscellaneous

Telecom

13.1	The Board will administer all aspects of the Scheme. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion (in particular, without any obligation whatever to exercise any discretion in favour of the Eligible Individual), subject to the Scheme.

EXECUTIVE EQUITY INCENTIVE SCHEME 2012	10

13.2	In the event of any actual or alleged conflict or inconsistency between the terms and conditions of this Scheme and any Grant Letter the Board will determine which document shall prevail in accordance with clause 13.1.

Delegation

13.3	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

Fractions

13.4	If a calculation (excluding any calculation concerning performance) under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Eligible Individual.

Entire agreement

13.5	The Scheme, together with any Grant Letter, represents all of the terms on which Grants are made, cash is paid and Redeemable Ordinary Shares are issued under the Scheme, except those which Telecom reasonably implies to give effect to the Scheme.

Delay

13.6	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

Disputes

13.7	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

Notices

13.8	All notices and communications required to be given or made under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given, the addresses and facsimile numbers of Telecom and the Eligible Individual are those which are specified in the Grant Letter. Any notice or communication will be deemed to have been received:

(a)	at the time of delivery, if delivered by hand;

(b)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(c)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.